Exhibit 99.1
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                             Shareholder Suit Filed

      Denver, CO - Nov. 13, 2001 - The Quizno's Corporation (Nasdaq:  QUIZ) (the "Company")
announced today that litigation has been filed in the District Court for the City and
County of Denver, Colorado concerning the Company's proposed merger with Firenze
Corporation.  The plaintiff Edward C. Sebesta alleges that he is a shareholder of the
Company.  The defendants are the Company and present and former directors.
      The merger, which is subject to shareholder approval, calls for the Company's public shareholders to receive $8.50 cash for each of their shares.  Upon completion of the merger, the Company's shares will cease to be publicly traded.  The Company will then be privately owned by its current management.  The transaction has been recommended by a
Special Committee of the Company's independent directors and approved by the entire Board.
The Special Committee's recommendation was based on its determination that the transaction is fair and in the best interests of the Company's public shareholders.  The Company believes the complaint is without merit and intends to oppose the litigation.
       Certain information in this release are forward-looking statements that involve risks and uncertainties that might adversely affect the Company's operating results in the future in a material way. Such risks and uncertainties include, without limitation, the effect of national and regional economic and market conditions in the U.S. and the other countries in which we franchise Restaurants, costs of labor and employee benefits, costs of marketing, the success or failure of marketing efforts, costs of food and non-food items used in the operation of the Restaurants, intensity of competition for locations and
Franchisees, as well as customers, perception of food safety, spending patterns and demographic trends, legal claims and litigation, the availability of financing for the
Company and its Franchisees at reasonable rates, the availability and cost of land and construction, legislation and governmental regulations, and accounting policies and practices.  Many of these risks are beyond the control of the Company. Such risks are detailed from time to time in the Company's reports filed with the SEC, including the
Report on Form 10-KSB for the year ended September 30, 2000.

For More Information Contact:
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Patrick Meyers, Vice President and General Counsel
The Quizno's Corporation
720-359-3300